Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Form 8-K of Home School Holdings, Inc., of our report dated March 20, 2009 (except for Notes 4 and 9 which are dated as of May 7, 2009), relating to the balance sheet of Home School, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years then ended, and the cumulative period from inception (October 17, 2005) through December 31, 2008.

/s/ LWBJ, LLP
West Des Moines, Iowa
May 7, 2009